Exhibit 10.2

June 12, 2017

Brian Lynch
288 Chestnut Hill Road
Wilton, CT 6897

Dear Brian:

Thank you for your continued partnership and leadership as President and COO of Ascena Retail Group!

The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment.

Job Title:	President and COO, Ascena Retail Group

Reporting To:	David Jaffe

Effective Date:	August 1, 2017

Annualized Base Pay:	$1,000,000

In addition, you may be considered for an annual performance evaluation Fall 2018. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:	You will continue to be eligible for participation in the Incentive Compensation (“IC”) program at a target level of 125% of your annual base salary. Your initial annual target level (100% performance) is $1,250,000. Maximum annual payout is double your target level (i.e., 200%), is $2,500,000. You will be eligible for the increased IC target beginning with the Fiscal Year 2018 Fall Season. Payments shall be made in the same form and timing as made to other senior executives of Ascena. The IC program is governed by the terms and conditions of the Ascena 2016 Omnibus Incentive Plan (or any successor plan.)

Long Term Incentives (LTI):	You will continue to be eligible for an Annual Grant effective in September 2017. Your Long Term Incentives target will be 250% of your annual base salary rate. This award may be comprised of Performance-based Stock Units, Restricted Stock Units and Non-Qualified Stock Options. All stock grants are contingent upon the approval from the Board of Directors. All grants are subject to the Plan Description/Prospectus.

Additional FY17 LTI Awards:	In addition to the 2017 Annual Grant, you shall be granted an additional one-time RSU grant for 1 million (1,000,000) shares of the Company’s common stock (“Additional RSU”) effective September 2017 or at such other time the 2017 Annual Grants are made to other senior executives of Ascena. The Additional RSU will vest as follows: 50% will vest on June 30, 2019 and the remaining 50% will vest on June 30, 2020, in each case, subject to your continued employment from the grant date through each applicable vesting date.

All above reflects the only changes being made to existing pay and benefits program.

Please sign both copies of this letter, keep one for your records and return one to John Pershing, Executive Vice President of Human Resources.

All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. At Ascena an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at any time, by either the employee or the employer.

Once again, congratulations on your new position.

Sincerely,	I accept your offer as specified above.

/s/ David Jaffe	/s/ Brian Lynch
David Jaffe	Brian Lynch

CEO, Ascena Retail Group